871 Coronado Center Drive
Suite 110
Henderson, Nevada 89052

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Marathon Patent Group, Inc. of our report dated March 23, 2020, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, on the financial statements of Marathon Patent Group, Inc., appearing in the Annual Report on Form 10-K of Marathon Patent Group, Inc. for the year ended December 31, 2019.

We also consent to the reference to our firm under the heading of “experts” in such Prospectus.

RBSM LLP

Henderson, NV

June 30, 2020